The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, and is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated July 26, 2000.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule No. 424(b)(5)

(To prospectus dated June 16, 2000)	Registration No. 333-36750

$500,000,000

[COMPAQ LOGO]

Compaq Computer Corporation

          % Notes due 2002

          % Notes due 2005

       The 2002 notes will bear interest at a fixed rate of        % per annum, and the 2005 notes will bear interest at a fixed rate of        % per annum. We will pay interest on the notes on                       and                       of each year, beginning on                       , 2001. The 2002 notes will mature on           , 2002, and the 2005 notes will mature on           , 2005. We may redeem all or any of the notes at any time and from time to time at the redemption price described in this prospectus supplement, plus accrued interest.

       When we use the word “notes” in this prospectus supplement, we refer to both the 2002 notes and the 2005 notes unless the context suggests otherwise. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes are unsecured and rank equally with all of our other unsecured indebtedness.

       Investing in the notes involves risks that are described in the “Risk Factors” section on page 4 of the prospectus.

	Public Offering	Underwriting	Proceeds
	Price(1)	Discount	to Compaq(2)

Per Note due 2002%		%	%

Total	$	$	$

Per Note due 2005%		%	%

Total	$	$	$

Combined Total	$	$	$

(1)	Plus accrued interest from , 2000, if settlement occurs after that date

(2)	Before deduction of expenses payable by Compaq

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

      The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about                , 2000.

Merrill Lynch & Co.

Chase Securities Inc.

Morgan Stanley Dean Witter

Lehman Brothers

Salomon Smith Barney

The date of this prospectus supplement is August   , 2000.

PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING INFORMATION
COMPAQ COMPUTER CORPORATION
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF THE NOTES
PROSPECTUS
ABOUT THIS PROSPECTUS
COMPAQ COMPUTER CORPORATION
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
FORMS OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

      You should read this prospectus supplement together with the accompanying prospectus. You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are offering to sell these securities only in jurisdictions where offers or sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of the front cover of this prospectus supplement and the information contained in the accompanying prospectus is accurate only as of the date on the front cover of the accompanying prospectus.

      Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean Compaq Computer Corporation.

FORWARD-LOOKING INFORMATION

      This prospectus supplement, the prospectus and the documents incorporated by reference into this prospectus supplement and the prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, component shortages, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect our financial results is included in our Securities and Exchange Commission filings incorporated by reference into this prospectus supplement and the prospectus.

COMPAQ COMPUTER CORPORATION

      Founded in 1982, Compaq, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs.

      Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers via Compaq’s e-commerce Web site. Compaq markets its products and services primarily to customers in the business, home, government and education sectors.

      We are incorporated under the laws of Delaware. Our principal executive offices are located at 20555 SH 249, Houston, Texas 77070 and our telephone number is (281) 370-0670. Our Web site address is www.compaq.com. The information contained in our Web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

      We expect to use the net proceeds from the sale of the notes for general corporate purposes, which may include investments in subsidiaries, including funding a Compaq finance subsidiary, capital expenditures, and repayment of outstanding indebtedness, including commercial paper issued for working capital purposes. As of June 30, 2000, we had approximately $1.1 billion of outstanding commercial paper with a weighted average interest rate of approximately 6.87%, and a weighted average maturity of approximately 21 days.

CAPITALIZATION

      The following table sets forth Compaq’s unaudited long-term indebtedness for money borrowed and capitalization at March 31, 2000 and as adjusted at such date to give effect to the sale of the notes pursuant to this offering. This table should be read in connection with Compaq’s consolidated financial statements and accompanying notes incorporated herein by reference. See “Where You Can Find More Information” in the accompanying prospectus.

	At March 31, 2000

	Actual	As Adjusted
(In millions)
Long-term debt	$—	$500

Stockholders’ equity:

Preferred stock	—	—

Common stock and capital in excess of $.01 par value	7,724	7,724

Retained earnings	5,231	5,231

Accumulated other comprehensive income	2,865	2,865

Treasury stock	(745)	(745)

Total stockholders’ equity	15,075	15,075

Total capitalization	$15,075	$15,575

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Compaq’s unaudited ratios of earnings to fixed charges for the periods indicated.

	Three Months
	Ended March 31, 2000	Years Ended December 31,

		1999	1998	1997	1996	1995

Ratio of Earnings to Fixed Charges(a)	6.8	4.9	(b)	13.8	13.0	10.3

(a)	These computations include Compaq and our consolidated subsidiaries included in continuing operations. Earnings represent income before provision for income taxes, adjusted for undistributed earnings and losses from equity investees, plus fixed charges, less capitalized interest, plus amortization of capitalized interest. Fixed charges represent interest expensed and capitalized, a reasonable approximation of the interest factor deemed to be included in rental expense and preferred dividends of a consolidated subsidiary.

(b)	Compaq’s fixed charges exceeded Compaq’s earnings by approximately $2.7 billion for the year ended December 31, 1998. Excluding the $3.2 billion charge associated with purchased in-process technology related to the acquisition of Digital Equipment Corporation and the $393 million charge for restructuring and related charges, the ratio of earnings to fixed charges was 4.7.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth selected consolidated financial data for Compaq as of the date, and for the periods, indicated. The selected consolidated financial data as of, and for each of the three years in the period ended December 31, 1999 are derived from the audited consolidated financial statements of Compaq.

      The selected consolidated financial data as of, and for the three months ended, March 31, 2000 and March 31, 1999, are derived from the unaudited consolidated financial statements of Compaq for these periods. These interim statements, in the opinion of management, include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 2000, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

      The selected consolidated historical financial data should be read in conjunction with Compaq’s consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 1999, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2000, both of which are incorporated by reference into this prospectus supplement and the prospectus.

	Three Months
	Ended March 31,		Years Ended December 31,

	2000	1999	1999	1998	1997
(In millions, except per share amounts)

	(unaudited)

Income Statement Data:

Revenue:

Products	$7,820	$7,819	$31,902	$27,372	$24,122

Services	1,693	1,600	6,623	3,797	462

Total revenue	9,513	9,419	38,525	31,169	24,584

Cost of sales:

Products	6,111	6,007	25,263	21,383	17,500

Services	1,213	1,085	4,535	2,597	333

Total cost of sales	7,324	7,092	29,798	23,980	17,833

Selling, general and administrative	1,401	1,477	6,341	4,978	2,947

Research and development	356	404	1,660	1,353	817

Restructuring and related charges	—	—	868	393	—

Purchased in-process technology	—	—	—	3,196	208

Merger-related costs	—	—	—	—	44

Gain on sale of businesses	—	—	(1,182)	—	—

Other (income) expense, net	(46)	34	106	(69)	(23)

	1,711	1,915	7,793	9,851	3,993

Income (loss) before provision for income taxes	478	412	934	(2,662)	2,758

Provision for income taxes	153	131	365	81	903

Net income (loss)	$325	$281	$569	$(2,743)	$1,855

Earnings (loss) per common share:

Basic	$0.19	$0.17	$0.35	$(1.71)	$1.23

Diluted	$0.19	$0.16	$0.34	$(1.71)	$1.19

Balance Sheet Data:

Total assets	$28,001	$23,000	$27,277	$23,051	$14,631

Short-term debt	$1,552	—	$453	—	—

Long-term debt	—	—	—	—	—

Total stockholders’ equity	$15,075	$11,658	$14,834	$11,351	$9,429

DESCRIPTION OF THE NOTES

      The notes consist of two series of debt securities described in the accompanying prospectus. The 2002 notes will mature on             , 2002, and the 2005 notes will mature on             , 2005. The notes will not be subject to any optional or mandatory sinking fund. Reference should be made to the accompanying prospectus for a detailed summary of additional provisions of the notes and of the indenture dated as of May 2, 2000, between Compaq and The Bank of New York, as trustee, under which the notes will be issued.

      We expect that the notes initially will be represented by one or more global securities deposited with The Depository Trust Company (DTC), or its subcustodian, and registered in the name of the nominee of DTC. The notes will be available for purchase in minimum denominations of $1,000 and integral multiples of $1,000, in registered book-entry form only, except as set forth below under the caption “Book-Entry System.”

      The notes are direct, unsecured obligations of Compaq Computer Corporation exclusively.

      If any interest payment date, redemption date or maturity date is due on a day which is not a Business Day, then the related payment of principal and interest need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

      “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the city where the corporate trust office of the trustee is located are authorized by law to close.

Payment of Interest

      The interest rate on the 2002 notes will be   % per annum and Compaq will pay interest in arrears on             and             of each year, beginning             , 2001. Interest on the 2002 notes will accrue from             , 2000. Compaq will pay interest to the persons in whose names the 2002 notes are registered at the close of business on the preceding             or             . Compaq will pay interest on the 2002 notes computed on the basis of a 360-day year consisting of twelve 30-day months.

      The interest rate on the 2005 notes will be   % per annum and Compaq will pay interest in arrears on             and             of each year, beginning             , 2001. Interest on the 2005 notes will accrue from             , 2000. Compaq will pay interest to the persons in whose names the 2005 notes are registered at the close of business on the preceding             or             . Compaq will pay interest on the 2005 notes computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

      Compaq may redeem the notes of each series at its option, in whole or in part at any time and from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of notes to be redeemed, or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal on such notes and interest on such notes that would be due after the redemption date but for such redemption (not including any portion of such interest payments accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus basis points, plus, in either of the above cases, accrued and unpaid interest on such notes up to, but not including, the redemption date. Certain terms used in this description of Compaq’s option to redeem the notes are defined below under this section.

      Compaq will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. We understand that under DTC’s current practice, if Compaq elects to redeem less than all of the notes of any series, DTC would determine by lot the notes to be redeemed. If at the time of a partial redemption, individual notes have been issued in definitive form, the trustee will select the notes to be redeemed in a fair and appropriate manner.

      Unless Compaq defaults in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will stop accruing on the notes or portions of the notes called for redemption.

      For purposes of this section “Optional Redemption” the following terms have the following meanings:

      “Adjusted Treasury Rate” means, with respect to the redemption of notes on a redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means, with respect to the redemption of notes on a redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to the redemption of notes on a redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer quotations.

      “Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

      “Quotation Agent” means the Reference Treasury Dealer appointed by us.

      “Reference Treasury Dealer” means (a) each of Merrill Lynch Government Securities Inc., Chase Securities Inc., Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Salomon Smith Barney Inc. or their affiliates that are Primary Treasury Dealers and their successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer and (b) any other Primary Treasury Dealer selected by us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the redemption of notes on a redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) that such Reference Treasury Dealer quotes in writing to the trustee at or before 3:30 p.m., New York City time, on the third business day before such redemption date.

Further Issues

      We are offering $500,000,000 aggregate principal amount of notes by this prospectus supplement and the accompanying prospectus. We may create and issue additional notes of the same series and with the same terms and conditions as the notes of either of the two series of notes offered by this prospectus supplement and the accompanying prospectus (or the same terms and conditions except for the payment of interest accruing prior to the issue date of the additional notes or except for the first payment of interest following the issue date of the additional notes). We can take any of these actions without giving you advance notice or seeking your consent.

Book-Entry System

      We expect that the notes initially will be represented by a global security deposited with DTC and registered in the name of the nominee of DTC. Except as set forth below, the notes will be available for purchase in registered book-entry form only. Book entry form means that unless and until certificated notes are issued under the limited circumstances described below, no beneficial owner of a note will be entitled to receive a definitive certificate representing a note. So long as DTC or any successor depositary or its nominee is the registered holder of the global note, the depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the notes for all purposes of the indenture.

      DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between participating organizations through electronic book-entry changes in accounts of its participating organizations, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations (including the underwriters). Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Beneficial owners of the notes who are not participants or indirect participants and desire to purchase, sell or otherwise transfer ownership of, or other interest in, the notes may do so only through participants and indirect participants.

      Payments with respect to the global note will be made by a paying agent appointed by us to DTC or any successor depositary, or its nominee. Compaq expects that any such depositary, or its nominee, upon receipt of any payment of principal or of interest on the global note will credit the accounts of its participants with payments in amounts proportionate to such participants’ ownership interest in the global note. Beneficial owners of the notes, directly or indirectly, will receive distributions of principal and interest in proportion to their beneficial ownership through the participants. Consequently, any payments to beneficial owners of the notes will be subject to the terms, conditions, and time of payment required by the depositary, the participants and indirect participants, as applicable.

      Compaq expects that such payments will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants and indirect participants. Neither Compaq, the trustee for the notes, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the notes and is required to receive and transmit distributions of principal and interest on the notes. Participants and indirect participants with which beneficial owners of the notes have accounts similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective beneficial owners of the notes. Accordingly, although beneficial owners of the notes will not possess certificated notes, we expect that beneficial owners should receive payments and should be able to transfer their interests.

      Since it is anticipated that the only holder of the notes will be the depositary or its nominee, beneficial owners of the notes will not be recognized as holders of the notes under the indenture unless certificated definitive notes are issued. So long as the notes are represented by the global note, beneficial owners of the notes will only be permitted to exercise the rights of holders of the notes indirectly through the participants who in turn will exercise such rights through the depositary.

      If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Compaq within 90 days, Compaq will issue individual notes in definitive form in exchange for the global note representing the notes. In addition, Compaq may at any time and in its sole discretion determine not to have the notes represented by the global note and, in such event, will issue individual notes in definitive form in exchange for the global note representing the notes. Furthermore, if Compaq so specifies with respect to the notes, an owner of a beneficial interest in the global note representing notes may, on terms acceptable to Compaq, the trustee and the depositary, receive individual notes of such series in exchange for such beneficial interests.

Same-Day Settlement and Payment

      Settlement for the notes will be made by the underwriters in immediately available funds. So long as a note is represented by a global note, all payments of principal and interest will be made by Compaq in immediately available funds.

      So long as a note is represented by a global note, the note will trade in DTC’s same-day funds settlement system until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

UNDERWRITING

      We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

	Principal Amount	Principal Amount
Underwriters	of 2002 Notes	of 2005 Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$

Chase Securities Inc.	$	$

Morgan Stanley & Co. Incorporated	$	$

Lehman Brothers Inc.	$	$

Salomon Smith Barney Inc.	$	$

Total	$	$

      The underwriters have advised us that they intend initially to offer the notes to the public at the initial public offering prices set forth on the cover of this prospectus supplement and to some dealers at those prices less a selling concession not in excess of   % of the aggregate principal amount of the 2002 notes and not in excess of   % of the aggregate principal amount of the 2005 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at an additional discount from the initial public offering prices of up to   % of the principal aggregate amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the public offering price, concession and discount.

      The notes are new issues of securities, and there is currently no established trading market for the notes. In addition, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making in the notes at any time without notice. We can give you no assurance as to the liquidity of, or any trading market for, the notes.

      To facilitate this offering of the notes, the underwriters may, but are not required to, engage in transactions that stabilize, maintain or otherwise affect the market price of the notes, including bidding for and purchasing the notes in the open market. These activities may stabilize or maintain the market prices for the notes above market levels. Those transactions, if commenced, may be discontinued at any time.

      We do not and the underwriters do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      Certain of the underwriters or their affiliates engage in various general financing and banking transactions with Compaq.

LEGAL MATTERS

      The validity of the notes offered hereby and certain matters relating thereto will be passed upon on behalf of Compaq by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Weil, Gotshal & Manges LLP, Houston, Texas.

PROSPECTUS

$2,000,000,000

Compaq Computer Corporation

Debt Securities

     We may offer debt securities from time to time. Specific terms of these debt securities will be provided in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

     The securities described in this prospectus may be offered in amounts, at prices and on terms to be determined at the time of the offering. However, the aggregate initial public offering price of all such securities will not exceed $2,000,000,000 or its equivalent, based on the applicable exchange rate at the time of sale, if debt securities are issued with principal amounts denominated in one or more foreign currencies or currency units as designated by us.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We urge you to carefully read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the debt securities being offered, before you make your investment decision.

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

     Investing in these debt securities involves risks. See “Risk Factors” on page 4 for information you should consider before buying any debt securities.

The date of this prospectus is June 16, 2000

     You should rely only on the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. The terms “Compaq,” “we,” “us,” and “our” refer to Compaq Computer Corporation.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to an aggregate total initial public offering price of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

COMPAQ COMPUTER CORPORATION

      Founded in 1982, Compaq, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures and markets hardware, software, solutions and services, including industry leading enterprise computing solutions, fault tolerant business critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs.

      Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers via Compaq’s ecommerce Web site. Compaq markets its products and services primarily to customers in the business, home, government and education sectors.

      We are incorporated under the laws of Delaware. Our principal executive offices are located at 20555 SH 249, Houston, Texas 77070 and our telephone number is (281) 370-0670. Our Web site address is www.compaq.com. The information contained in our Web site is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC in New York City (7 World Trade Center, New York, New York 10048) and in Chicago (Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) or over the Internet at the SEC’s Web site at http://www.sec.gov.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

(a) Current Reports on Form 8-K filed January 5, 2000, January 26, 2000, February 18, 2000, February 28, 2000, March 1, 2000, March 30, 2000, April 26, 2000 and May 5, 2000. Current Report on Form 8-K/A filed March 1, 2000 and Quarterly Reports on Form 10-Q/A filed January 24, 2000 and Form 10-Q filed May 10, 2000;

(b) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed February 23, 2000.

      Any statement contained in a document incorporated into this prospectus by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address and telephone number:

Compaq Investor Relations, MS110312
P.O. Box 692000
Houston, Texas 77269-2000
(800) 433-2391

RISK FACTORS

      Before buying any of the debt securities you should carefully consider the risks discussed in the section of our Form 10-Q for the quarter ended March 31, 2000 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Future Results,” which is incorporated in this document by reference.

USE OF PROCEEDS

      Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include investments in subsidiaries, including funding a Compaq finance subsidiary, capital expenditures, and repayment of outstanding indebtedness.

DESCRIPTION OF DEBT SECURITIES

      The following is a general description of the debt securities which may be issued from time to time by us. The particular terms relating to each debt security will be set forth in a prospectus supplement.

      The debt securities will be our direct, unsecured obligations. They will constitute senior debt of Compaq and will be issued pursuant to an indenture between Compaq and The Bank of New York, as trustee. The debt securities issued under the indenture will rank pari passu with all other unsecured and unsubordinated debt of Compaq. The debt securities may be offered in one or more series. Since the creditors of any of Compaq’s subsidiaries would generally have a right to receive payment that is superior to Compaq’s right to receive payment from the assets of that subsidiary, holders of Compaq’s debt securities will be effectively subordinated to creditors of Compaq’s subsidiaries. When we offer to sell a particular series of debt securities, we will describe the specific terms for those securities in a supplement to this prospectus. The applicable prospectus supplement will also indicate whether the general terms described in this prospectus apply to a particular series of debt securities.

      We have summarized the material provisions of the indenture below. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for a complete statement of the provisions summarized in this prospectus and for provisions that may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

      The indenture will not limit the amount of debt securities that we may issue under it. We may issue debt securities under the indenture up to an aggregate principal amount as we may authorize from time to time.

      The prospectus supplements will describe the specific terms of the debt securities being offered, including:

•	title of the securities;

•	offering price;

•	aggregate principal amount;

•	maturity date(s);

•	interest rate or the method for calculating the interest rate;

•	interest payment dates and the record dates for interest payments;

•	the amount of and dates on which premium, if any, will be paid;

•	place where we will pay principal, interest and any premium;

•	currency or currencies, if other than the currency of the United States, in which principal, interest and any premium will be paid;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities and who the depository will be;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any mandatory or optional redemption terms, or prepayment or sinking fund provisions;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any special United States federal income tax consequences;

•	any listing on a securities exchange; and

•	any other terms that are not inconsistent with the indenture.

Covenants

Payment

      We will pay the principal and interest when due.

Limitation on Liens

      The indenture provides that, except as otherwise provided in the next succeeding paragraph, Compaq will not issue, assume or guarantee any indebtedness for borrowed money, referred to as “Debt,” secured by any mortgage, pledge, security interest, lien or other encumbrance, collectively referred to as a “Lien,” upon any Principal Property (as defined below) of Compaq (whether such Principal Property is now owned or hereafter acquired) unless Compaq secures the debt securities equally and ratably with, or prior to, such secured Debt, for so long as such Debt will be so secured. The restriction will not apply to Debt secured by:

A. Liens on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a subsidiary, provided that such liens were not entered into in contemplation of such corporation’s becoming a subsidiary;

B. Liens on any property (including shares of stock or Debt) or other assets existing at the time of acquisition thereof or securing the payment of all or any part of the purchase price thereof, or securing any Debt incurred prior to, at the time of or within 180 days after, the acquisition of such property, shares of stock or Debt or, in the case of property, the completion of any improvements, whichever is later, for the purpose of financing all or any part of the purchase price or improvement costs;

C. Liens on property of Compaq in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department agency or instrumentality or political subdivision of the United States of America or any state thereof to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

D. Liens existing on the date of initial issuance of any debt securities;

E. Liens to secure indebtedness owing to Compaq;

F. Liens on property of an entity existing at the time such entity is merged into or consolidated with Compaq or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to Compaq, provided that the Lien was not incurred in contemplation of such merger or consolidation or sale, lease or other disposition; and

G. any extension, renewal or replacement of any Lien referred to in the foregoing clauses (A) to (F), inclusive, or of any Debt secured thereby; provided that such extension, renewal or replacement Lien shall secure no larger amount of Debt than that existing at the time of such extension, renewal or replacement.

      Any Lien permitted by any of the foregoing clauses (A) through (G) inclusive shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced.

      Notwithstanding the foregoing restrictions, Compaq may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by Liens (not including Liens permitted under clauses (A) through (G) above) does not exceed 10% of Compaq’s Consolidated Net Tangible Assets (as defined below).

Limitations on Sale and Lease-Back Transactions

      The Indenture provides that we may not enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between Compaq and one of its subsidiaries or between Compaq subsidiaries, unless:

A. Compaq would be entitled pursuant to the foregoing covenant relating to “Limitation on Liens”, without equally and ratably securing the debt securities, to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction; or

B. the proceeds of the transaction are at least equal to the fair market value thereof (as determined in good faith by Compaq’s Board of Directors) and Compaq applies an amount equal to the greater of (1) the net proceeds of such sale or (2) the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of the sale to either (or a combination of) (x) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of Compaq or a subsidiary (other than debt subordinate to the debt securities or debt to Compaq or a subsidiary) that matures more than 12 months after its creation or (y) the purchase, construction or development of other comparable property.

Certain Definitions

      “Consolidated Net Tangible Assets” means, as of any particular time, the aggregate amount of Compaq’s assets as at the end of the immediately preceding calendar quarter (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and of obligations under capital leases; and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, to the extent included in such aggregate amount of assets.

      “Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Compaq of any Principal Property that has been or is to be sold or transferred by Compaq to such person.

      “Attributable Debt”, as used with regard to a Sale and Lease-Back Transaction with respect to any property, means, at the time of determination, the lesser of: (a) the fair market value of such property (as determined in good faith by Compaq’s Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease compounded semiannually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (y) the net amount determined assuming no such termination.

      “Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing or research or engineering facility (whether now owned or hereafter acquired) that is owned or leased by Compaq and is located within the United States, unless Compaq’s Board of Directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by Compaq and its subsidiaries taken as a whole.

Consolidation, Merger or Sale of Assets

      We may not consolidate, combine or merge with or sell, assign, convey, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or a series of related transactions unless:

•	Compaq is the continuing person or, if Compaq is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any state or territory;

•	the surviving entity expressly assumes all of our obligations under the debt securities and the indenture, and executes a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction or series of transactions, no default has occurred and is continuing; and

•	Compaq or the surviving entity will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and any supplemental indenture complies with the requirements of the indenture.

      If any consolidation or merger or any sale, assignment, conveyance, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of Compaq under the indenture with the same effect as if such successor corporation had been the original obligor under the indenture and the debt securities. We will then be discharged from all of our obligations and covenants under the indenture and the debt securities.

Amendments

      The indenture may be amended without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies, so long as the amendment does not materially and adversely affect the interests of any holder of debt securities;

•	provide for the assumption of our obligations in the case of a merger or consolidation;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of any series;

•	secure the debt securities of any series;

•	establish the form or forms of debt securities of any series permitted under the indenture;

•	evidence and provide for the acceptance of appointment by a successor trustee under the indenture;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not materially and adversely affect the rights of any holder.

      Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount or extend the fixed maturity of any debt securities or alter or waive the redemption provisions of any debt securities;

•	change the currency in which principal, interest or any premium is paid;

•	reduce the percentage in principal amount of debt securities of any series that must consent to an amendment, supplement or waiver or consent to take any other action;

•	impair the right to institute suit to enforce the payment of any debt securities;

•	waive a payment default with respect to any debt securities;

•	reduce the interest rate or extend the time for payment of interest on any debt securities; or

•	adversely affect the ranking of the debt securities of any series.

Events of Default and Remedies

      When we use the term “Event of Default” with respect to the debt securities of any series, we mean:

(1) we fail to pay the principal or premium, if any, on the debt securities when due, including as a sinking fund installment;

(2) we fail to pay interest on the debt securities when it becomes due and the failure to pay continues for a period of 30 days or more;

(3) we fail to perform, or breach, any covenant in the indenture other than defaults specified in clause (1) or (2) above, and the failure to perform or breach continues for a period of 90 days or more after we receive written notice from the trustee, or the trustee and Compaq receive written notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Compaq have occurred; or

(5) any other Events of Default set forth in the prospectus supplement.

      If an Event of Default, other than an Event of Default specified in clause (4), under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series, or such lesser amount as may be provided in the terms of the securities, together with any accrued and unpaid interest and premium, if any.

      If an Event of Default under the indenture specified in clause (4) occurs and is continuing, then the entire principal amount, or such lesser amount as may be provided in the terms of the securities, and any accrued and unpaid interest on the outstanding debt securities, will automatically become due and payable without any declaration or other act on the part of the trustee or any holder.

      After a declaration of acceleration or any automatic acceleration described above, the holders of a majority in principal amount of outstanding debt securities of any series may waive all past defaults and rescind this accelerated payment with respect to such securities if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that have become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

      Holders of at least 25% in aggregate principal amount of the outstanding debt securities of any series may seek to institute a proceeding only after they have made written request, and offered an indemnity satisfactory to the trustee, to the trustee to institute a proceeding, the trustee has failed to do so within 60 days after it received this notice and the trustee has not received during such 60-day period from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series, directions inconsistent with this written request. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates (including any grace periods) for such payment.

      During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and to use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. During the existence of an Event of Default, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

      We refer to any event that is, or after notice or passage of time or both would be, an Event of Default as a default. If any default occurs and is continuing and is known to the trustee, the trustee will, within 90 days after any default occurs, give notice of such Event of Default to the holders of the debt securities of that series, unless such Event of Default is already cured. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

      We are required to furnish to the trustee an annual statement as to our compliance with all conditions and covenants under the indenture.

Certain Prepayments

      If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our obligations with respect to the debt securities of such series, or

•	we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture, and the Events of Default relating to failures to comply with covenants will no longer apply to us.

      If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

      We must deliver to the trustee a ruling from the Internal Revenue Service that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes or an opinion of counsel, based on a change of law after the date of the Indenture, to the same effect.

Concerning our Relationship with the Trustee

      We and our subsidiaries maintain ordinary banking relationships and credit facilities with The Bank of New York.

Governing Law

      The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

FORMS OF DEBT SECURITIES

      Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/ dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

      We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary, its nominees or any successor to the depositary or its nominee.

      Any material terms of the depositary arrangement with respect to any securities to be represented by a registered global security that are not described below will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown only on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give any notice or consent or take any action that a holder is entitled to give any notice or consent or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give that notice or consent or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Compaq, the trustee or any other agent of Compaq or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      We expect that the depositary for any of the debt securities represented by a registered global security, upon receipt of any payment with respect to the registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      If the depositary for any of these debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any debt securities represented by one or more registered global securities. If we make that decision, we will issue debt securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other agent. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

      We may periodically sell debt securities in one or more of the following ways:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to the public or institutional investors; or

•	through agents to the public or to institutional investors.

      The accompanying prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Compaq;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

      If we use underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices; or

•	at varying prices determined at the time of sale.

      Any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in the sale of any debt securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, market prices prevailing at the time of sale, prices related to such prevailing market prices or at negotiated prices, each determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

      If we use dealers in the sale, the dealers will acquire the securities as principals and may resell them to the public at varying prices to be determined by the dealers at the time of resale.

      We may sell the debt securities through agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

      Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

      All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. They are not obligated to do so, however, and they may discontinue market-making activity at any time. We cannot give any assurance as to the liquidity of any trading market for any debt securities.

LEGAL MATTERS

      The validity of the debt securities to which this prospectus relates and certain legal matters relating to those securities will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Compaq Computer Corporation for the year ended December 31, 1999, have been so incorporated in reliance on the report thereon of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$500,000,000

[COMPAQ LOGO]

Compaq Computer Corporation

[          ]% Notes due 2002

[          ]% Notes due 2005

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Chase Securities Inc.

Morgan Stanley Dean Witter

Lehman Brothers

Salomon Smith Barney

August   , 2000